                                                                   EXHIBIT 10(m)

                                 DATED 30/11/94

                          THE NATIONAL GRID COMPANY PLC

                                     - and -

                                 JEFFREY A SCOTT

                             CONTRACT OF EMPLOYMENT

                                INDEX TO CLAUSES

CLAUSE NO TITLE                                                          PAGE NO
---------------                                                          -------
1.      Appointment and Term Duties

2.      Duties

3.      Salary

4.      Pension

5.      Insurance Benefits

6.      Professional Fees

7.      Car

8.      Expenses

9.      Holidays

10.     Sickness and Injury

11.     Interests in other Businesses

12.     Confidentiality

13.     Protection of Interests of Company

14.     Termination

15.     Waiver of Rights

16.     Discipline and Grievances

17.     Inventions

18.     Interpretation

19.     Entire Contract Continuity and Conditionality

20.     Notices

21.     Jurisdiction

THIS CONTRACT OF EMPLOYMENT MADE ON 30 NOVEMBER 1994 BETWEEN:

(1) THE NATIONAL GRID COMPANY plc whose registered office is at National Grid House, Kirby Corner Road, Coventry, CV4 8JY (the "Company")

and

(2)      JEFFREY ALAN SCOTT               of                 12 Barrow Hall Farm
                                                             Great Barrow
                                                             Chester
                                                             CH3 7L T

1.       APPOINTMENT AND TERM

1.1 You will be employed by the Company as Acting General Manager - Commercial Co-ordinator (Flotation), reporting to the Group Director, Engineering until 1 April 1995 when you will be employed as Acting Genera! Manager - Commercial Development, reporting to the Group Director, Power Network Business.

1.2 This contract is deemed to commence on 1 December 1994 and will continue, subject to the further provisions of this contract, until terminated by either party giving to the other not less than twelve months previous notice in writing.

1.3 Your previous employment with any Existing Body counts as part of your continuous employment with the Company and your period of continuous service began on 2 December 1974.

2.       DUTIES

2.1      During the continuance of your employment, you will:

                  A perform such duties as may from time to time be reasonably assigned to you whether those duties relate to the business of the Company or to the business of any of its Subsidiaries or Associates (including the holding of offices therein);

                  B in all respects comply with all lawful directions given by or under the authority of the Company;

                  C use your best endeavours to promote, develop and extend the business and the interests of the Company;

                  D unless prevented by sickness or injury and except during holidays, devote the whole of your time, attention and ability during the agreed hours of work to the performance of your duties under this Contract.

2.2 Your normal hours of work total 37 hours per week. However, you will be expected to work such other hours as may be required for the proper performance of your duties and you will not be entitled to receive additional remuneration for work over and above normal hours.

2.3 You will initially be based at Bala House, Deeside, Clwyd, until 1 April 1995, when, upon taking up your duties as General Manager - Commercial Development, you will based at National Grid House, Coventry. You will be expected to relocate to Coventry at that time and the Company's relocation provisions will apply.

2.4 The Company reserves the right to appoint you to any of its UK offices. In the event that such an appointment is made, or should the particular Company premises to which you are assigned be relocated, you shall be entitled to reimbursement of reasonable relocation expenses in accordance with the Company's policy thereon from time to time.

3.       SALARY

3.1 During the continuance of your employment, you will be entitled to a salary at the rate of (pound)60,000 per annum until 1 April 1995, when, upon taking up your duties as Acting General Manager - Commercial Development, your salary will be increased to (pound)70,000 per annum (or such higher rate as may from time to time be agreed between the parties).

3.2 Your salary will accrue from day to day, be payable by equal monthly instalments on or before the last day of each month, and be inclusive of any remuneration to which you may be or become entitled as a holder of any office of the Company or of any of its subsidiaries or associates for the time being.

3.3      The salary referred to at Clause 3.1 above shall be reviewed annually.

3.4 In addition to your salary you will be entitled to participate in the Company's bonus scheme. Any payments made under the scheme are non-pensionable.

3.5 You will be invited to participate in a share option or other employee share schemes at the discretion of the Company.

4.       PENSION

4.1 In this Clause the "ESPS" means the Electricity Supply Pension Scheme and words used in this Clause have the same meaning as they have under the provisions of the ESPS.

4.2 Subject to the terms and conditions (both statutory and non-statutory) in force from time to time in respect of the ESPS Group in which the Company participates or of which it is Principal Employer, you will be entitled to retain your Membership of the ESPS.

4.3 The Company provides enhanced pension benefits for executives (including General Managers), as summarised in schedule 1. Details relating to your personal position will be forwarded at a later date.

4.4 A Contracting-out certificate is in force in respect of your employment.

5.       INSURANCE BENEFITS

5.1 The Company will provide you, your spouse and dependent children, whilst you are employed under this Contract with membership of a private medical expenses scheme.

5.2 The Company will provide you with personal accident insurance, whilst employed under this Contract, in accordance with the Company's scheme.

6.       PROFESSIONAL FEES

6.1 The Company will re-imburse you in full for professional subscriptions for relevant qualifications.

7.       CAR

7.1 The Company will provide you with a suitable car during the continuance of your employment in accordance with the policy laid down by the Company from time to time and the Company shall pay all costs relating to it (including the cost of fuel for private mileage). You shall comply with all rules laid down by the Company from time to time in relation to Company vehicles and, unless otherwise agreed, shall return the car on termination of your employment.

8.       EXPENSES

8.1 You will be reimbursed with all reasonable travelling, hotel and other expenses properly incurred by you in the performance of your duties under this Contract, subject to you providing the Company with receipts or other evidence as shall be required, of payment of the said expenses. The Company will also reimburse rental and cost of business calls in respect of your home telephone.

9.       HOLIDAYS

9.1 You will be entitled to thirty working days' holiday in each Holiday Year to be taken at such times as may be approved by the Chief Executive, in addition to fixed public holidays and three other additional days holidays, some or all of which may be fixed by the Company from time to time. Holidays may not be carried forward from one Holiday Year to the next. No payment will be made by the Company during the continuance of this Contract in lieu of holidays not taken.

9.2 Upon termination of this Contract for whatever mason, you shall be entitled to payment in lieu on a pro rata basis for any holidays not taken which have accrued in the Holiday year, including the Date of Termination or, if appropriate, you shall repay to the Company any salary received in respect of holiday taken prior to the Date of Termination in excess of your proportionate entitlement.

10.      SICKNESS AND INJURY

10.1     If you are absent from work as a result of sickness or injury you will:

                  A notify the Company by telephone on the first day of your absence or in the event of being unable to do so, as soon as practicable thereafter;

                  B if the period of absence is less than 8 consecutive calendar days, submit to the Company on your return a certificate of sickness completed by yourself;

                  C if it is 8 consecutive calendar days or more, submit to the Company without delay a medical certificate signed by a practising medical practitioner in respect of each week of absence after the first;

                  D You will, on request by the Company, allow yourself to be examined by the Company's doctor, who shall report to the Chief Executive.

10.2 You will, subject to compliance with sub-clause 9.1 above and to Clause 13 below, be entitled to:

                  A payment of salary at the full basic rate and maintain other contributions and benefits (less any social security or other benefits payable to you) during any period of absence from work as a result of sickness or injury up to a maximum of a continuous period of 180 days or 130 working days in aggregate in any 12 consecutive months;

                  B payment of salary at half the full basic rate in addition to other contributions and benefits (less any social security or other benefits payable to you) during any such periods of absence in excess of a continuous period of 180 days or 130 working days in aggregate in any 12 consecutive months;

         but you will not be entitled to any payment of salary during any absence in excess of 12 months.

10.3 The Company will pay statutory sick pay, where appropriate, in accordance with the legislation in force at the time of absence, and any payment of salary in accordance with this Clause will go towards discharging its liability to pay statutory sick pay.

11.      INTERESTS IN OTHER BUSINESSES

11.1 You shall disclose promptly in writing to the Company all your interests and those of your spouse and dependent children, in any business other than the business of the Company and its Subsidiaries and Associates and, save with the written consent of the Company (such consent not to be unreasonably withheld), you will not during the continuance of your employment accept any directorships and will not be engaged or interested (except as the holder for investment purposes of shares or other securities quoted or dealt in on a Recognised Stock Exchange not exceeding (in any case) 3 per cent of the class of securities of the company concerned) either directly or indirectly in any business or commercial occupation other than the business of the Company and its Subsidiaries and Associates.

11.2 You shall comply with any code or regulations issued by the Company from time to time relating to securities transactions by employees.

12.      CONFIDENTIALITY

12.1 You will not during the continuance of your employment or afterwards (unless authorised to do so by the Company or by a court of competent jurisdiction):

                  A use for your own benefit or the benefit of any other person; or

                  B disclose to any person, any trade secrets or other confidential information relating to the business, affairs, finances, products or processes of the Company and/or of any of its Subsidiaries or Associates.

12.2 The restriction in this Clause will not prevent you after the Date of Termination, from using for your own or another's benefit, any information which:

                  A by virtue of your employment, becomes part of your own skill and knowledge; and

                  B apart from the provisions of this Contract, could lawfully be used by you for that purpose, and In this respect you acknowledge without limitation the restrictions in Section 57 of the Electricity Act 1989.

13.      PROTECTION OF INTERESTS OF COMPANY

13.1 Until the expiration of 12 months from the Date of Termination, you will not directly or indirectly solicit or entice away or endeavour to entice away from the Company, or any of its Subsidiaries or Associates, any of the Company's employees.

13.2 After the Date of Termination or, the date of your ceasing to be an employee of the Company, you will not represent yourself or permit yourself to be held out as being in any way connected with or interested in the business of the Company; and after such date you will not represent yourself or permit yourself to be held out as being in any way connected with the business of any of the Subsidiaries or Associates of the Company, except if and for so long as you remain an employee of that Subsidiary or Associate.

13.3 It is your obligation to ensure you take no action and make no statement (or omit to take any action or make any statement) which constitutes unlawful discrimination whether under the Sex Discrimination Act 1975 or the Race Relations Act 1976 or otherwise.

13.4 You are required to comply with the provisions of the legislation on health and safety and working conditions. You are further required to do your utmost to ensure that the Company, and any of its Subsidiaries or Associates, comply with such health and safety legislation, all legislation concerning their areas of activity and generally with all legal obligations affecting the Company, or any of its Subsidiaries or Associates.

13.5 In this Clause references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other person.

14.      TERMINATION

14.1 If you have given notice to terminate this Contract, the Company shall have the right during the notice period or in circumstances where no notice has been given by yourself the Company shall have the same right for a period not exceeding twelve months to relieve you of all your duties and responsibilities under this Contract, exclude you from your place of work and/or require you to resign forthwith all offices held in the Company, its Subsidiaries or Associates or any other appointment held as nominee or representative of any of the foregoing.

14.2 Without prejudice to the Company's right to summarily dismiss you for gross misconduct, the Company will be entitled to terminate your employment without notice if you:

                  A commit a serious or persistent breach of any term of this Contract;

                  B Bare guilty of conduct tending to bring yourself or the Company or any of its Subsidiaries or Associates into disrepute;

                  C        become bankrupt or compound with your creditors; or

                  D are convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed).

14.3 If you are incapacitated by sickness (including mental disorder) or injury from carrying out your duties under this Contract for a continuous period of 180 days or for an aggregate of 130 working days in any 12 consecutive months, the Company will be entitled to terminate this Contract by not less than 6 months' written notice given within 6 months after the end of the 180 or (as the case may be) 130 working days.

14.4     On the Date of Termination you will promptly:

                  A resign (if you have not already done so) from all offices held by you in the Company and its Subsidiaries and Associates;

                  B deliver up to the Company all lists of customers, correspondence, documents, discs, tapes, data listing, codes, designs, drawings and all other materials and property belonging to the Company or any of its Subsidiaries or Associates which may be in your possession or under your control, including any copies; and

                  C deliver up to the Company forthwith any car provided under this Contract;

         and you will irrevocably authorise the Company in your name and on your behalf to execute all documents and do all things necessary to effect the resignations referred to above, in the event of your failure to do so.

14.5 Any termination of your employment will be without prejudice to your continuing obligations under this Agreement.

15.      WAIVER OF RIGHTS

15.1     If:

                  A        your employment is terminated:

                           i by reason of the liquidation of the Company for the purpose of amalgamation or reconstruction; or,

                           ii       as part of any arrangement for the
                                    amalgamation of the undertaking of the
                                    Company not involving liquidation or for the transfer of the whole or part of the undertaking of the Company to any of its Subsidiaries or Associates, and,

                  B you are offered employment of a similar nature with the amalgamated or reconstructed or transferee company on terms not generally less favourable to you than the terms of this Contract;

         you will have no claim against the Company under this Contract in respect of that termination.

16.      DISCIPLINE AND GRIEVANCES

16.1 A copy of the Employee Rules of the Company for the time being in force, which apply to you by virtue of your employment hereunder, can be obtained from the Personnel Department.

16.2 If you are dissatisfied with any disciplinary decision or have any grievance relating to your employment, you should raise the matter with the Chief Executive either orally or in writing and the reference will be dealt with by discussion and decision by the Chief Executive.

17.      INVENTIONS

17.1 If at any time during the continuance of your employment you, whether alone or with any other person, make, discover or produce any invention, process, development or design which relates to, or affects, or in the opinion of the Company is capable of being used or adapted for use in or in connection with, the business or any product, process or intellectual property right of the Company or any of its Subsidiaries or Associates:

                  A the invention, process, development or design will be the absolute property of the Company (except to the extent, if any, provided otherwise by Section 39 of the Patents Act 1977); and

                  B you will immediately disclose it to the Company in writing.

17.2 You will, if and when required to do so by the Company (whether during the continuance of your employment or afterwards), and at its expense:

                  A apply, or join with the Company in applying for letters, patent or other protection in any part of the world for any invention, process, development or design to which Clause 16.1 above applies;

                  B execute or procure to be executed all instruments, and do or procure to be done all things, which are necessary for vesting such letters, patent or other protection in the Company or any other company, or subsequently for renewing and maintaining the same, in the name of the Company or its nominee; and

                  C assist in defending any proceedings relating to, or to any application for, such letters, patent Dr other protection.

18.      INTERPRETATION

         In this Contract:

18.1 "Associate" means a body corporate which for the time being has not less than 20 per cent of its equity share capital beneficially owned by the Company;

18.2 "the Date of Termination" means the date upon which your employment under this Agreement terminates whether such termination results from the Company's breach and whether such breach is repudiatory or otherwise;

18.3 "an Existing Body" means the Electricity Councilor any Electricity Board (as defined in the Electricity Act 1989);

18.4 "Holiday Year" means each 12 month period commencing 1st April and ending 31st March;

18.5 "Recognised Stock Exchange" has the meaning attributed to it by Section 841 of the Income and Corporation Taxes Act 1988;

18.6 "Subsidiary" has the meaning attributed to it by Section 736 of the Companies Act 1985 and "equity share capital" has the meaning attributed to it by Section 744 of the Companies Act 1985;

18.7 unless otherwise stated and except in Clause 19 below, a reference to "your employment" is to your employment by the Company under this Contract;

18.8 unless the context otherwise requires, words in the singular include the plural and vice versa, and a reference to a person includes a reference to a body corporate and to an unincorporated body of persons;

18.9 a reference to a statute or statutory provisions includes a reference to that statute or provision as from time to time modified or re-enacted.

19.      ENTIRE CONTRACT CONTINUITY AND CONDITIONALITY

19.1 Except as otherwise expressly provided by its terms and for any detailed rules (not being inconsistent with the express terms hereof) from time to time laid down by the Company, this Contract represents the entire understanding, and supersedes any previous agreement, between the parties in relation to your employment by the Company, its Subsidiaries or Associates.

20.      NOTICES

20.1 Any notice to be given under this Contract will be in writing and will be deemed to be sufficiently served by one party on the other if it is either delivered personally or is sent by prepaid first class post and addressed to the party to whom it is to be given, in the case of yourself, at your last known residence and in the case of the Company, at its registered office, and any such notice if so posted will be deemed to have been served on the day (excluding Sundays and public holidays) following that on which it was posted.

21.      JURISDICTION

21.1 This Contract shall be governed by and interpreted in accordance with the laws of England and each of the parties submits to the jurisdiction of the English courts as regards any claim or matter arising under this Contract.

Signed for and on behalf of
The National Grid Company plc

/s/ [sic][illegible]
--------------------
Date 1-Dec-1994

I have read the foregoing terms and conditions of employment and wish to accept employment with the National Grid Company plc on those terms and conditions.

Signed /s/ Jeffrey A. Scott
       ---------------------
Date 1/12/94

                                   SCHEDULE 1

                         THE NATIONAL GRID COMPANY plc.

               PENSION AND LIFE ASSURANCE ARRANGEMENTS FOR GENERAL
                                    MANAGERS

The normal retirement age for General Managers, for pension purposes, is aged
60.

Your service will now accrue at a rate of 1/45th of final pensionable earnings per year of service as a General Manager. You will be able to exchange part of this pension for a tax free lump sum up to the maximum permitted by the Inland Revenue.

If you leave National Grid before normal retirement age your accrued benefit will be a proportion of the benefit you would have been entitled to at the normal retirement age based on your pensionable earnings at the date of leaving. This proportion will be calculated by dividing your actual ESPS service since joining the scheme (up to a maximum of 40 years) by the service you could have earned (maximum 40 years) to your normal retirement age. In addition, any back service credit or added years will be taken into account to the extent that Inland Revenue rules permit.

On death in service before the normal retirement date a lump sum is available for your beneficiaries equal to four times your annual rate of salary at death plus the total amount of contributions paid by you into the ESPS.

The pension payable to your spouse on death in service before normal retirement age is calculated as one-half of the pension you would have received at normal retirement based on pensionable salary death.

The pension payable to your spouse on death after retirement is calculated as one-half of your pension. The calculation will assume you choose to exchange no pension for cash at retirement.

NOTES

i. Any retained benefits will be deducted from the benefits provided by the Company to the extent that you would otherwise receive benefits in excess of the maximum pension of 2/3 pensionable salary provided by the Company.

ii. If under the existing ESPS your benefits exceed the amounts described above you will of course be entitled to the higher amount.

iii. The pay on which your pension will be based will continue to be your pensionable salary as defined under the ESPS.

iv. In addition as long as your total benefits are within Inland Revenue limits you will be entitled to the benefits purchased with any AVC monies. Otherwise AVC monies will be refunded to you. If applicable further details will be sent to you shortly.

v. You should note that the Inland Revenue have placed a restriction on the amount of pay which benefits may be calculated (pensionable salary) through an approved pension arrangement. Where final pensionable earnings are over (pound)100,000, the permitted maximum is the greater over the three years preceding retirement as increased by rpi. The Company will provide benefits only up to these Inland Revenue maxima unless otherwise agreed with the individual.

NATIONAL GRID TRANSCO

5th June 2003

Mr J A Scott
Berrington House
Station Road
Chipping Camden
Gloucestershire GL556JY

Dear Jeff

Further to recent discussions, I confirm our offer to you of a Temporary International Assignment at National Grid (USA) Inc Westborough MA in the USA, as Chief Operating Officer, US Transmission, reporting to myself, with effect from 1 July 2003.

If you accept this offer, your UK base salary will be increased to (pound)185,000 pa, subject to annual review in April 2004. You will be eligible for International Allowances as indicated in the attached Temporary International Assignment Contract and will remain on the UK payroll but will be administered under No Tax code.

During your assignment, your existing UK contract with the Company remains in force but will be varied in accordance with the provisions of the Temporary International Assignment Contract and the following documents:

      - NGT International Assignment Policy document dated June 2002, as amended May 2003

      -     Tax Equalisation Policy dated 20 July 2001

      -     Code of Conduct.

Where the provisions of this letter and your Temporary International Assignment Contract differ from the corresponding provisions of the National Grid Group's International Assignment Policy of June 2002, then the provisions set out in the letter and the Temporary International Assignment Contract shall prevail.

This offer is subject to the following conditions:

(i)   Your holding a valid British Citizen passport

(ii) Your being granted any relevant entry clearance and work permit documentation

(iii) Your undergoing a medical examination and being passed by the Company's medical adviser as fit for this assignment. Any costs associated with this examination may be recovered from the Company.

If you have any questions regarding the Temporary International Assignment please let me know as soon as possible and we will do all we can to ensure they are answered.

Please sing and return a copy of this letter as confirmation that you agree with the terms of this offer.

Yours sincerely

/s/ Nick Winser

NLCK WINSER
GROUP DIRECTOR

I accept the employment terms setout in this letter and the enclosed Temporary International Assignment contract. I have also enclosed, duly signed by myself, a signed copy of the contract.

Signed /s/ Jeffrey A. Scott

Jeff Scott

Dated 28/6/2003

                   TEMPORARY INTERNATIONAL ASSIGNMENT CONTRACT

THE NATIONAL GRID GROUP plc (the "Company") and THE NATIONAL GRID COMPANY plc whose registered offices are at 1-3 Strand, London WC2N 5EH and National Grid House, Kirby Comer Road, Coventry, CV4 8JY respectively and

TO THE.EMPLOYEE Jeff Scott of Berrington House, Station Road, Chipping Campden, Gloucestershire GL55 6HY

ON 03 June 2003

1     Appointment and Term

1.1 You will be appointed to undertake a temporary overseas assignment as Chief Operating Officer, US Transmission based in Westborough, USA. During the assignment you will report to Nick Winser, Group Director who will discuss the precise nature of your duties and responsibilities with you. For all practical assignment issues covered in this contract you should refer to International Personnel Management Ltd (IPM), whom National Grid have appointed to undertake all expatriate administration. IPM can be contacted on +44 1733 352235.

1.2 This assignment and the provisions in this contract are effective from 01 July 2003. The intended term of the appointment is for a period of 30 months, however, the Company may vary or extend the contract if required. Any substantial alteration or extension to the length of the assignment will be by agreement and fully discussed with you before the changes are made.

1.3 Initially you will not be accompanied on this assignment. It is intended that your wife join you some months after your assignment begins and that she herself shall take up a role with National Grid USA. The structure of this contract, therefore, and that she will be assigned under, will reflect these intentions.

1.4 Throughout the period of your assignment the terms and conditions of your existing UK employment contract with the Company shall be varied in accordance with the terms and conditions placed on you while overseas as set out or referred to in this contract, but otherwise the terms and conditions of your existing UK employment contract shall continue to apply. At the expiration of this Temporary International Assignment Contract, and subject to clause 10, you will return to the UK, and your existing UK employment contract, modified to include any modifications made to the employment conditions of the Company's UK staff in the period of absence, will become fully effective once again.

1.5 For the duration of your assignment Steve Holliday will act in the role of mentor. This role will be to maintain regular professional contact with you during the assignment and to take managerial responsibility for your career management and repatriation.

2.    Hours of Work.

      The normal hours of work will be the same as those applying to local staff of the overseas company. However, you will be expected to work such other hours as may be required for the proper performance of your duties and you will not be entitled to receive additional remuneration for work over and above normal hours.

3.    Pay

3.1   Salary

3.1.1 During the assignment you will receive a salary equivalent to your Base Salary (specified in your Assignment Offer letter enclosed with this contract) net of Hypothetical Tax in accordance with the Company's Tax Equalisation Policy referred to in clause 7.

3.1.2 In addition to your Base Salary, you will receive International Allowances as appropriate, which are calculated by reference to your Base Salary, and benefits, as set out below. These allowances will be paid to you without deducting hypothetical tax.

3.1.3 Your Base Salary will be used to calculate your pension contributions throughout the period of your assignment in accordance with the Company's normal UK policy.

3.2   Bonus

      For the duration of the assignment you will be eligible for a bonus. The maximum bonus you may earn is that percentage of your Base Salary set out in the attached Financial Summary based on achieving the performance targets agreed with Nick Winser. The amount of your bonus earned whilst on an international assignment will be subject to a hypothetical tax deduction at the time it is paid, as detailed in the Tax Equalisation Policy.

4.    International Allowances

4.1   International Allowances

      You are entitled to receive an international allowance in accordance with the Company's policy on your overseas location. Details of the allowances applicable to your assignment location are set out in the attached Financial Summary. This allowance is paid monthly in arrears for the period of the assignment spent overseas in rented accommodation. The Company will be responsible for any taxes payable on this allowance. Note that international allowances are calculated by reference to Base Salary capped at (pound)100,000 pa.

4.2   Cost of Living Allowance

      You are entitled to receive a cost of living allowance in accordance with the Company's International Assignment Policy as amended in May 2003. Details are given in the Financial Summary. This allowance is paid monthly in arrears for the period of the assignment spent overseas in rented accommodation. The Company will be responsible for any taxes payable on this allowance.

4.3   Disturbance Allowance

4.3.1 A disturbance allowance of (pound)8,000 will be paid to you at the start of your assignment as set out in the attached Financial Summary. This amount will be made as a lump sum in the month in which your assignment begins.

4.3.2 This is intended to assist with the cost of settling into overseas accommodation and in defraying the additional expense incurred in moving from the UK. The Company will be responsible for any taxes payable on this allowance.

4.3.3 On repatriation, or re-assignment to another country, you will be eligible for an allowance of (pound)6,000, tax free.

4.4   Terminal Bonus

      For the avoidance of doubt, you will not be entitled to a Terminal Bonus at the conclusion of your assignment.

5.    Benefits

5.1   Accommodations/Utilities

5.1.1 You will be responsible for determining arrangements for your UK home and all costs, taxes or other expenses related to your UK home are to your account.

5.1.2 You may be required to spend a short period of time in hotel accommodation on arrival in the overseas location while furnished rented accommodation is secured. Details of the Company's policy on temporary accommodation are set out in the International Assignments Policy.

5.1.3 The Company will assist you in finding suitable fully furnished or unfurnished (as appropriate) accommodation in the overseas country. The rental ceiling will be US$5,000 per month and if necessary furniture rental costs will also be met by the Company. The Company's policy on accommodation/rent allowance is set out in the International Assignments Policy.

5.1.4 The cost of reasonable utilities i.e. gas, water, electricity, telephone rental and business calls, will be paid by the Company in accordance with the International Assignments Policy.

5.1.5 Buildings and contents insurance cover costs will be met by the Company.

5.1.6 Any necessary taxes associated with property rental will be met by the Company and any taxes attributable to the benefit for income tax purposes will be covered under the Company's Tax Equalisation Policy.

5.2   Travel and Transport

      Air tickets to the destination at the start and end of the assignment will be provided for you and your family. Details of the Company's policy on flights, company cars and local transportation are set out in the International Assignments Policy.

      Notwithstanding the amendments to the Policy of May 2003, you and your accompanying family will be entitled to travel Business Class for Home Leave trips.

5.3   Company Car

      You will be provided with a car in the USA and the Company will meet the costs of taxes and insurances relating to the vehicle, as well as the cost of fuel for both business and private use.

      During your assignment the Company will seek to arrange for the retention of the UK registration number (J5NGT) although you will be liable for any charges levied by the competent authorities.

5.4   Freight Allowances and Storage in the UK

      The Company will provide for the transportation of your personal baggage from the UK to the overseas country and subsequent return to the UK at the end of your assignment. Storage of some personal effects in the UK may be supported. Details of this policy are set out in the International Assignments Policy.

5.5   Education

      If required, the Company will reimburse you for school fees in the overseas location or UK school tuition [as appropriate] and flights to the overseas location in accordance with the Company's education policy as set out in the National Grid International Assignments Policy.

5.6   Pension

      For the period of the assignment you will remain a member of the National Grid section of the Electricity Supply Pension Scheme. The Company will continue to make contributions and the appropriate deductions for your contributions will be made based on your Base salary.

5.7   Insurance

      Private international medical and dental insurance, including emergency repatriation, will be provided for you and your accompanying family from the respective times of departure from your UK home to your destination and subsequent return. Further details of this general insurance coverage are set out in the International Assignments Policy.

6.    Payment Arrangements

6.1 You should indicate the monthly amount in (pound) sterling, which you wish to be paid into a local bank account in the assignment country. This amount will be paid in local currency, calculated by reference to the exchange rate determined by our bankers in the UK on the day it is transferred. All transfer costs will be borne by the Company. The balance of your monthly salary will be paid into your nominated UK bank account in UK Sterling. Any changes to the location for payment should be made in line with the International Assignments Policy.

6.2 The international and cost of living allowances ("the combined allowances") will be reviewed annually, currently in July. In this review the Company will take account of data provided by ECA-International in respect of exchange rate movements, inflation and changes in any other appropriate measures. As a result of this review, the Company reserves the right to make changes to the amount of the combined allowances as appropriate. These changes will be implemented with immediate effect. You accept that your combined allowances may fluctuate up or down in July of each year and you accept that this fluctuation, if any, is in accordance with the Company's policy as set out in the International Assignments Policy. In any event the 10% overseas allowance will remain for the duration of your assignment.

7.    Taxation

      The Company's approach to taxation is set out in the Tax Equalisation Policy. Note that the policy of equalisation will apply to National Insurance contributions as well as to income tax.

      Under the Tax Equalisation Policy you will be entitled to tax briefings in the UK on departure and in the USA on arrival and subsequent departure. You will also be entitled to assistance from the Company's retained tax advisers, Deloitte & Touche, with the preparation and filing of UK tax returns relating to the year of departure and return (but not in any intervening year). Deloitte & Touche will also assist you with the preparation and filing of all US tax returns.

8.    National Insurance Contributions

8.1 The Company will make application to obtain the necessary certificate of coverage to exempt you from contributions to the Social Security Scheme in the assignment country.

8.2 In the event that any social security, federal, state or local taxes equivalent to UK National Insurance Contributions should become payable in the assignment country, the Company will reimburse you for those payments.

9.    Leave

9.1 Annual Leave: Your annual leave will remain unchanged from your total UK entitlement at 33 days per annum.

9.2 Public Holidays: During your assignment, UK fixed public holidays will be replaced by local public holidays in the assignment country. These days will be taken either as local holidays arise or as agreed with the Assignment Manager.

9.3 Home Leave: During your assignment you will be entitled to home leave return trips to the UK as setout in the International Assignments Policy.

9.4 You will be allowed additional relocation leave of up to 3 days at the beginning and end of your assignment (total 6 days) to oversee the relocation of your belongings. No cash alternative is available.

10.   Termination

10.1 For the avoidance of doubt, the provisions in relation to the termination of your employment in your existing UK contract will continue to apply notwithstanding your temporary assignment overseas.

10.2 Where possible, reasonable notice of any premature termination of assignment will always be given. However, the company reserves the right to terminate the Temporary International Assignment at any time without indemnity, compensation or notice where the Company deems it necessary or desirable. Non-exhaustive examples of reasons for assignment termination are as follows:

      (a)   serious or repeated breach of the Standard Code of Conduct;

      (b) behaviour by you or accompanying family members in a manner which will bring you, the Company, or overseas company into disrepute;

      (c) any change in the business need for the assignment or in the contractual/financial relationships supporting a particular project;

      (d) if the company received advice that your continued employment in the assignment country would be likely to endanger your health or safety or that of accompanying family members.

10.3 Your return to the United Kingdom on premature termination or expiry of your assignment will be dealt with in accordance with Section 8.11 of the National Grid International Assignment Policy.

11.   Sundries

11.1  Club Membership

      The Company will reimburse up to a maximum of (pound)1,000 of the initial joining fee of a club membership.

11.2  Company Credit Card

      You will be issued with a company credit card to facilitate business expenditure abroad in accordance with the Company's policy as set out in the International Assignments Policy.

11.3  Mobile/cell phones

      You will be entitled to retain the UK mobile telephone currently allocated to you and will be allocated a cell phone in the USA.

12.   Financial

      You will be responsible for all financial obligations incurred by you during the term of your assignment, except where this expressly provides that the Company shall be liable for such expenses.

13.   Repatriation

      Prior to the end of your assignment, discussions will take place with a Company representatives to explore your skills, experience and aspirations as well as potential opportunities to try to find you a suitable position within National Grid Transco plc, either in the UK, or elsewhere, as appropriate. Details of your repatriation are set out in International Assignments Policy.

14.   Jurisdiction

      Your assignment shall be governed by and all assignment documents shall be interpreted in accordance with the laws of England and Wales. All disputes, claims or proceedings between the parties relating to the validity, construction or performance of this Agreement are subject to the non-exclusive jurisdiction of the High Court of Justice in England and Wales.

Signed for and on behalf of The National Grid Company plc

Signed /s/ Nick Winser
Nick Winser
Group Director

Date  17.7.03

I have read the foregoing terms and conditions of employment and wish to accept the temporary overseas assignment with the National Grid Group plc on those terms and conditions.

Signed /s/ Jeffrey A. Scott
Jeff Scott
Date 28/6/2003

                                FINANCIAL SUMMARY

RENUMERATION                                                                                    (pound) per annum
------------                                                                                    -----------------
Assignment Salary
Base Salary                                                                                     (pound)185,000.00
Deductions
Hypothetical Tax                                                                                ((pound)67,277.91)
SUB TOTAL                                                                                       (pound)117,722.09
Assignment Allowances
International allowance: 10% of Capped Salary                                                    (pound)10,000.00
Cost of living adjustment based on cost-effective home based index of 117                         (pound)4,225.35
TOTAL NET ASSIGNMENT RENUMERATION                                                               (pound)131,947.44

TOTAL RENUMERATION (MONTHLY)                                                                     (pound)10,995.62

Other Assignment Benefits:
Disturbance Allowance (tax free)                                                                  (pound)8,000.00
One off payment at start of assignment

Performance Bonus
Potential to achieve a maximum of 30% annual bonus, hypothetical tax will be deducted from your bonus earned whilst on assignment


These other benefits provide additional value and support to you and your family:

Pre Assignment Visit
Cultural Briefing
Accommodation costs
Utility Costs
Removal costs
One Business Class Home Leave flight per annum
Tax Assistance with tax returns for UK in the year of departure and the year of return, and in the host country in each relevant year
BUPA International Healthcare cover
Club membership (provided Assignment Manager approves)
Company Car/Transport Allowance
Assistance selling a privately owned car in the UK up to (pound)2,000
Education costs in the UK if appropriate